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                                                                     EXHIBIT 3.2

                   GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

               (FORM OF) FIFTH AMENDED AND RESTATED OPERATING AND

                            MEMBER CONTROL AGREEMENT

      THIS FIFTH AMENDED AND RESTATED OPERATING AND MEMBER CONTROL AGREEMENT (the "Agreement") is made and entered into as of ________, 2004 by Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company (the "Company"). This document has been duly adopted by the Board of Governors of the Company and supersedes and replaces the Fourth Amended and Restated Operating Agreement and Member Control Agreement. This Agreement is binding retroactively on all Members to the date of organization of the Company. The Effective Date of this Fifth Amended and Restated Operating Agreement is ________________, 2004.

      In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1
                                   DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings:

      1.1 "Act" shall mean the Minnesota Limited Liability Company Act, as amended from time to time.

      1.2 "Affiliate" means and includes, with respect to another Person, any of the following: i) any Person directly or indirectly owning, controlling, or holding with power to vote ten percent or more of the outstanding voting securities of such other Person, ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person, iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, iv) any executive officer, governor, trustee or partner of such other Person, or v) any legal entity on which such Person acts as an executive officer, governor, trustee, or partner.

      1.3 "Agreement" shall mean this Fifth Amended and Restated Operating and Member Control Agreement, as originally executed or as amended, modified, supplemented or restated from time to time.

      1.4 "Capital Account Balance" shall have the meaning set forth in Section 5.1.

      1.5 "Capital Contribution" shall mean, in the case of any Member as of any date of determination, the aggregate amount of cash, property, or services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services that such Member shall have contributed to the Company on or prior to such date and a Member's share of any of the Company's liabilities as determined in accordance with the Code and Treasury Regulations (or, if such Member is not the original holder of the Interest of such Member, the Capital Contribution with respect to the Interest). In the event that any capital is returned to a Member, such Member's Capital Contribution shall be adjusted to reflect such return.

      1.6 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute or subsequent codification or recodification of the federal income tax laws of the United States.

      1.7 "Company" shall mean Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company, as such limited liability company may from time to time be constituted, or any successor in interest for such limited liability company.

      1.8 "Distribution" shall mean any distribution pursuant to Section 5.4 by the Company of cash to the Members or any Distribution in Kind.

      1.9 "Distribution in Kind" shall have the meaning set forth in paragraph
(b) of Section 5.4.

      1.10 "Financial Rights" means a Member's rights to share in Profits and Losses and in Distributions.

      1.11 "Governance Rights" means all a Member's rights as a member of the Company other than Financial Rights and the right to assign Financial Rights.
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      1.12 "Governor" shall mean one or more Persons designated by the Members to be members of the Board of Governors. The "Board of Governors" or "Board" shall manage the Company as provided in Section 6.

      1.13 "Interest" shall mean, in the case of any Member at any time, such Member's share of the Profits and Losses of the Company at such time and the right of such Member to receive distributions of the Company assets to which such Member may be entitled as provided in this Agreement and applicable law, and the right of such Member to vote and participate in the management of the Company as provided in this Agreement (i.e., Governance and Financial Rights).

      1.14 "Losses" shall mean the net losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

      1.15 "Majority in Interest" shall mean the affirmative vote of those Members holding more than fifty percent (50%) of the Percentage of Membership Units in the Company. With respect to the Board, "Majority of the Board" shall mean the affirmative vote of more than fifty percent (50%) of the Governors. Except as otherwise provided in this Agreement, all actions requiring approval or vote of Members shall be taken by and approved upon voting based upon Membership Units and Percentage of Membership Units.

      1.16 "Member" means a Person reflected in the required records of the Company as the owner of one or more Membership Units of the Company who has signed this Agreement, such Person's heirs, executors, administrators, personal representatives and successors and any assigns of Membership Units, Governance Rights or Financial Rights as permitted by the Act, the Articles of Organization and this Agreement and as reflected in the required records of the Company. When the Governance Rights and Financial Rights attributable to a Membership Unit have been separated and such separation is reflected in the required records of the Company, references to Member shall mean the holder of the Governance Rights or Financial Rights related to such Membership Unit as appropriate in the context.

      1.17 "Officer" shall mean a Member or other Person designated by the Board or Members as provided in Section 6.11.

      1.18 "Person" shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization or any other entity or a government or any department or agency thereof.

      1.19 "Percentage Interest" means the percentage figure calculated by dividing a Member's Capital Account Balance at any given time by the total sum of the Capital Account Balances of all Members.

      1.20 "Percentage of Memberships Units" means the percentage figure calculated by dividing a Member's Membership Units at any given time by the total Membership Units of the Company issued and outstanding.

      1.21 "Pro Rata" means the ratio computed by dividing the Units of each Member to whom a particular provision of this Agreement is stated to apply by the aggregate of the Units of all Members to whom that provision is stated to apply.

      1.22 "Profits" shall mean the net income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the methods of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes. Profits includes taxable income, capital gain, and income exempt from taxation.

      1.23 "Publicly Traded Partnership" shall mean a partnership whose interest are traded on an established securities market, or are readily tradable on a secondary market (or the substantial equivalent thereof).

      1.24 "Qualified Matching Service Program" shall mean a matching service that satisfied the requirements of a qualified matching service within the meaning of the Treasury Regulation Section 1.7704-1(g)(2), as amended from time to time, during limited time periods specified and approved by Board from time to time, in its sole discretion.

      1.25 "Transfer" or derivations thereof, of a Unit or Interest means, as a noun, the sale, assignment, exchange, pledge, hypothecation or other disposition of a Unit or Interest, or any part thereof, directly or indirectly, or the sale, assignment, exchange, pledge, hypothecation, or other disposition of a controlling interest in the equity


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securities of a Member, and as a verb, voluntarily to transfer, sell, assign, exchange, pledge, hypothecate or otherwise dispose of.

      1.26 "Treasury Regulations" shall mean the regulations of the United States Department of the Treasury pertaining to the income tax, as from time to time in force.

      1.27 "Units" or "Membership Units" means the unit of measurement used to quantify the Members' ownership interests in the Company. The Board may issue an unlimited number of Membership Units. Each Membership Unit consists of Governance Rights and Financial Rights and the right to assign together or separately such Governance Rights or Financial Rights in accordance with the Act, the Articles of Organization and this Agreement. When the Governance Rights and Financial Rights attributable to a Membership Unit have been separated and such separation is reflected in the required records of the Company under the Act, references to Membership Unit shall mean the Governance Rights or Financial Rights related to such Membership Unit as appropriate in the context. Except as otherwise provided in this Agreement, and unless the Board from time to time by resolution fixes the relative rights and preferences of different classes or series of Membership Units, all Membership Units shall be ordinary Membership Units of one class, without series, with one vote per Membership Unit on all matters and having equal rights and preferences in all other matters. No Member shall have any preemptive rights to acquire additional Membership Units.

      1.28 "Value" shall mean, with respect to any Capital Contributions or Distributions, if cash, the amount of such cash, or if not cash, the value of such Capital Contribution or Distribution calculated pursuant to paragraph (d) of Section 5.4.

                                    SECTION 2
                  INITIAL DATE, PARTIES AND TERMS OF AGREEMENT

      2.1 Formation. The original parties to this Agreement organized a limited liability company under the provisions of the Act by delivering Articles of Organization to the Secretary of State of the State of Minnesota for filing. The Board may take such further actions as it deems necessary or advisable to permit the Company to conduct business as a limited liability company in any jurisdiction. The rights and liabilities of the Members under the Agreement shall be as provided by Minnesota law.

      2.2 Name. The name of the Company shall be Granite Falls Community Ethanol Plant, LLC, or any other name permitted by the Act as the Members shall afterwards designate by appropriate amendment to the Company's Articles or Organization.

      2.3 Principal Office. The principal office of the Company shall be at 2448-540th Street, Suite 1, Granite Falls, Minnesota 56241 (P.O. Box 216) or such place as the Board may, from time to time, designate by appropriate amendment to the Company's Articles of Organization and/or this Agreement. The Board may establish additional places of business for the Company when and where required by the business of the Company.

      2.4   Initial Date and Parties.

            (a) This Agreement was first made on February 21, 2002 and was initially agreed to by the Company and all persons who on that date were Members of the Company.

            (b) Ownership rights in the Company are measured by Units. The Company shall maintain a membership register at its principal office or by a duly appointed agent of the Company setting forth the name, address, capital contribution and number of Units held by each Member which shall be modified from time to time as Transfers occur or as additional Units are issued pursuant to the provisions hereof.

      2.5 Subsequent Parties. No person may become a Member of the Company without first assenting to and signing this Agreement. Any act by the Company to offer or provide member status, or reflect that status in the Company's required records, automatically includes the condition that the person becoming a member first assents to and signs this Agreement. Furthermore, no Member may offer to assign or assign Governance Rights or Membership Units unless the assignee has assented to and signed this Agreement.

      2.6 Relationship with Articles of Organization. If a provision of this Agreement differs from a provision of the Company's Articles of Organization, then to the extent allowed by law, this Agreement shall govern.

      2.7 Tax Matters and Partnership Status. The members acknowledge that the Company will be treated as a "partnership" for federal and Minnesota state tax purposes. The Members further intend, that as a result of this


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Agreement, and except for federal and state tax purposes, the Company shall not be a partnership (including limited partnership) or joint venture; and no member or governor shall be a partner or joint venturer of any other member. All provisions of this Agreement, and the Company's Articles of Organization are to be so construed.

      2.8 Fiscal Year. The fiscal year of the Company shall begin on January 1st of each year and end on December 31st of each year. The fiscal year in which the Company shall terminate shall end on the date of termination of the Company.

      2.9   Intent of this Agreement.

            (a) The parties to this Agreement have reached an understanding concerning various aspects of (i) their business relationship with each other and (ii) the organization and operation of the Company and its business. They wish to use rights created by statute to record and bind themselves to that understanding.

            (b) The parties intend for this Agreement to control, to the extent stated or fairly implied, the business and affairs of the Company, including the Company's governance structure and the Company's dissolution and winding up, as well as the relations among the Company's Members.

      2.10  Advice of Counsel. Each Person signing this Agreement:

            (a) Understands that this Agreement contains legal binding provisions;

            (b) Has had the opportunity to consult with that Person's own lawyer; and

            (c) Has either consulted that lawyer or consciously decided not to consult a lawyer.

                                    SECTION 3
                             BUSINESS OF THE COMPANY

      The Company may engage in any lawful business activity; and this Agreement shall be construed in light of such purpose.

                                    SECTION 4
                              CAPITAL CONTRIBUTIONS

      4.1   Initial Paid-In Capital.

            (a) Prior to the date of this Agreement, the initial Members of the Company (the "Founders") contributed cash to the capital of the Company as set forth in the required records of the Company.

            (b) The Board of Governors, in its sole discretion, may from time to time by majority vote, accept additional subscriptions for Membership Units in the Company, or grant options, warrants or other rights to purchase or otherwise acquire Membership Units, all on such terms as the Board may determine. Upon acceptance of any such subscription, the Company shall promptly enter into a subscription agreement (and any agreement referred to therein), without the requirement of any further act, approval or vote of any other Person and such subscription agreement will, along with execution of agreement to be bound by this Agreement be deemed to satisfy all the conditions hereof.

            (c) Each Founder shall be entitled, notwithstanding Section 10.1, to Transfer such Founder's Interest on a one time basis to another Person and at the Founder's discretion; provided, however, that the Transferee's ownership in all respects complies with the terms hereof and the Transferee becomes bound by all the terms and conditions set forth herein.

      4.2 Additional Capital Contributions. No Member shall be required to make any additional contributions to the capital of the Company. No Member shall be obligated to satisfy any negative Capital Account Balance, except to the extent expressly set forth herein. No Member shall be paid interest on any Capital Contribution.

      4.3 Maximum Ownership. There is no limit on the number of Units or Percentage Interest that any Member may own.

      4.4 Withdrawal or Reduction of Members' Capital Contributions.

            (a) No Member has the right to withdraw all or any part of the Member's Capital Contribution or to receive any return on any portion of the Member's Capital Contribution, except as may be


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otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Member has the right to receive property other than cash.

            (b) Unless the Board from time to time by resolution fixes the relative rights and preferences of different classes or series of Membership Units, no Member shall have priority over any other Members, either as to the return of Capital Contributions or as to Losses and Profits, or distributions, except as otherwise provided herein.

      4.5 Loans from Governors and Members. The Company may borrow money from and enter into other transactions with any Governor or Member or their Affiliates only in compliance with Section 6.14. Borrowing from or engaging in other transactions with one or more Governors or Members does not obligate the Company to provide comparable opportunities to other Governors or Members. Any loan made by a Governor or Member to the Company shall be evidenced by a promissory note made payable from the Company to such Governor or Member. Loans by a Governor or Member to the Company shall not be considered Capital Contributions and shall be repaid pursuant to Section 5.4(a) below.

      4.6 Loans by Company to Members. Unless otherwise approved by the Board of Governors, the Company will not make any loans to Members.

      4.7 Prohibition on Loans to Governors and Executive Officers. Despite anything otherwise in this Agreement to the contrary, the Company shall not, directly or indirectly, including through any subsidiary, extend or maintain credit, arrange for the extension of credit or renew an extension of credit, in the form of a personal loan to or for any governor or executive officer.

                                    SECTION 5
                          ALLOCATIONS AND DISTRIBUTIONS

      5.1 Capital Accounts. A "Capital Account" shall be established for each Member on the books of the Company and maintained in accordance with Section 1.704-1(b)(2) of the Treasury Regulations, as amended from time to time.

            (a)   To each Member's Capital Account shall be credited:

                  (i) the cash and the Value of any property other than cash contributed by such Member to the capital of the Company;

                  (ii) such Member's allocable share of Profits, and any items of income or gain which are specially allocated to the Member; and

                  (iii) the amount of any Company liabilities assumed by such Member of which are secured by any property of the Company distributed to such Member.

      The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note shall not be credited to the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note.

            (b)   To each Member's Capital Account there shall be debited:

                  (i) the amount of cash and the Value of any property other than cash distributed to such Member pursuant to section 5.4;

                  (ii) such Member's allocable share of Losses and any items of expense or loss which are specially allocated to the Member; and

                  (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

Provided; however, all of the foregoing to be determined in accordance with the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations, as amended from time to time.

      5.2 Allocation of Profits. Profits of the Company shall be allocated to the Members according to their Percentage of Membership Units.


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      5.3 Allocation of Losses. Losses of the Company shall be allocated to the
Members according to their Percentage of Membership Units.

      5.4 Distributions.

            (a) The Board of Governors shall determine, in its sole discretion, whether to distribute or retain all or any portion of the Profits. The Governors may distribute cash to the Members irrespective of Profits. All cash distributions shall be made to the Members in accordance with paragraph (c) of this Section 5.4; provided, however, no Member has a right to any distribution prior to the dissolution of the Company without the approval of the Board; provided, further, notwithstanding any other language herein no distributions in dissolution will be made until all loans from all Members, including all principal and interest, are repaid in full. Such repayments shall be made on a Pro Rata basis. Nothing herein shall be construed as requiring the making of distributions prior to the repayment of loans from unrelated parties.

            (b) The Board may agree to distribute to the Members in kind any property held by the Company. Any such distribution of property shall be referred to herein as a "Distribution in Kind." The value of any such Distribution in Kind at the time of such distribution shall be determined in accordance with paragraph (d) of this Section 5.4 and such distribution shall be made to the Members in accordance with paragraph (c) of this Section 5.4. Distribution in Kind, made pursuant to this paragraph (b), shall be subject to such restrictions and conditions as the Board shall have determined are necessary or appropriate in order for such distributions to be made in accordance with applicable law. Notwithstanding the foregoing, Distributions in Kind shall not be allowed, unless they are (i) distributions of readily marketable securities, (ii) distributions of cash from a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with this Agreement or (iii) distributions of in-kind property in which the Members have been advised of the risks associated with such property, the Members have been offered the election of receiving in-kind property distributions and only the Members who accept the offer of in-kind property actually receive in-kind property.

            (c) Subject to Section 5.5, any distribution of Profits in accordance with this Section 5.4, and any distribution, other than Profits or cash pursuant to paragraph (a) of this Section 5.4 or Distribution in Kind pursuant to paragraph (b) of Section 5.4, shall be made to the Members according to their Percentage of Membership Units.

            (d) The Value of any Distribution in Kind as of any date of determination (or in the event such date is a holiday or other day that is not a business day, as of the next preceding business day) shall be the estimated fair market value of the property distributed.

            (e) All distributions are subject to set-off by the Company for any past-due obligation of the Members to the Company.

      5.5   Other Allocation Rules.

            (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board, using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

            (b) The Members are aware of the income tax consequences of the allocations made by this Section 5 and hereby agree to be bound by the provisions of this Section 5 in reporting their shares of Company income and loss for income tax purposes.

            (c) Unless approved by the Board, in advance, all Allocations and Distributions (and K-1s reflecting the same) made by the Company shall be based on the record ownership of Membership Units at the time for which such allocations or distributions are attributable. For example, it shall be a Member's responsibility in the event of a transfer of a Membership Interest in the Company (permitted under this Agreement) to request Board approval with respect to allocations or distributions being made to any transferee that arise from allocations or distributions attributable to a prior year where, at year end, the transferring member was the record owner of the Membership Units.

            (d) Notwithstanding any provision herein to the contrary, in the event of Termination and Dissolution of the Company, sale of substantially all of its assets, or other action causing a distribution to Members other than in the ordinary course of business of the Company, the Board shall be authorized and shall adjust the distribution to any member (to include Founding Member) so that the Member will receive first, a distribution based


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upon the Members Percentage Interest as required by law and generally accepted principles of accounting, to the extent necessary to equalize all Members Capital Account Balances, and thereafter by Percentage of Membership Units.

      5.6 Transfer of Capital Accounts. In the event all or a portion of an Interest in the Company is Transferred in accordance with the terms of the Articles of Organization and this Agreement, the transferee shall succeed to that portion of the Capital Account of the transferor which is allocable to the transferred Interest.

                                    SECTION 6
                            MANAGEMENT OF THE COMPANY

      6.1   Management.

            (a) The Company shall be managed by a Board of Governors whose members are elected, designated or appointed in accordance with Section 6.1(c). All powers of the Company shall be exercised by or under the authority of, and the business affairs of the Company managed under the direction of the Board of Governors in accordance with this Agreement. Individual Governors or Officers designated by the Board from time to time may act for or on behalf of the Company and execute all agreements on behalf of the Company and otherwise bind the Company as to third parties without the consent of the Members or remainder of the Board of Governors; provided, however, that with respect to those issues requiring approval of the Members under the Act or as set forth in this Agreement, such approval must first be obtained; and further provided, that except for those acts for which the approval of the Board of Governors is required by this Agreement, and except for those powers or acts specifically reserved to the Board of Governors by this Agreement, the Board of Governors shall have authority to appoint a management company to manage the business and affairs of the Company in accordance with agreements reached by the Board and any such management company from time to time.

            (b) The salaries and other compensation, if any, of the Governors for management services shall be fixed annually by a vote of a Majority of the Board.

            (c) The Board of Governors shall be comprised of natural persons as stated in the Articles of Organization. The Board of Governors shall consist of the following:

                  (i) Subject to Section 6.1(c)(vix), the Board of Governors shall consist of seven (7) individuals.

                  (ii) So long as it is a member and holds no less than 20% of the issued and outstanding Membership Units of the Company, Glacial Lakes Energy, LLC ("Glacial Lakes") shall designate two (2) members to serve on the Board of Governors (the "Glacial Lakes Appointees"), and an alternate (the "Glacial Lakes Alternate") to serve as described below. Glacial Lakes shall promptly appoint any replacements for such individuals if they resign and/or retire from the Board of Governors or from service as an alternate. If a Glacial Appointee is not available for, or during any part of, a meeting of the Board of Governors or to take action in writing in lieu of such a meeting, the Glacial Alternate is entitled to act as a Governor at such meeting, or during such part, or to take such action in writing (but only on behalf of one Glacial Appointee, if both are unavailable). In any event, if Glacial Lakes is no longer a member of the Company or holds less than 20% of the issued and outstanding Membership Units of the Company, then the Glacial Lakes Appointees and the Glacial Lakes Alternate shall be deemed to have resigned and, unless the provisions of Section 6.1(c)(iii) apply, the Glacial Lakes Appointees shall be replaced as At-Large Additional Governors under Section 6.1(c)(v).

                  (iii) If Glacial Lakes sells a number of its Membership Units comprising at least 20% of the issued and outstanding Membership Units of the Company to a single person or entity that is not an Affiliate of Glacial Lakes, the buyer of such Membership Units (the "Glacial Successor") shall succeed to Glacial Lakes' right to designate two (2) members to serve on the Board of Governors (the "Glacial Successor Appointees"), and the alternate (the "Glacial Successor Alternate"). The Glacial Successor's right to designate the Glacial Successor Appointees and the Glacial Successor Alternate will terminate (and such Appointees and Alternate shall be deemed to have resigned and the Glacial Successor Appointees shall be replaced as At-Large Additional Governors under
Section 6.1(c)(v)) upon the earlier of (x) the sale or other disposition of all or substantially all of the Glacial Successor's assets, (y) the sale or other disposition (including whether by equity sale to, or merger or consolidation with or into, another person or entity) of a majority of the capital securities, or voting securities, of the Glacial Successor or (z) the date that the Glacial Successor no longer holds at least 20% of the issued and outstanding


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Membership Units of the Company. Glacial Lakes shall have no other right to assign the appointment of Governors or an alternate except as provided by this
Section 6.1(c)(iii).

                  (iv) So long as it is a member and holds no less than 5% of the issued and outstanding Membership Units of the Company, Fagen, Inc. ("Fagen") shall designate one (1) member to serve on the Board of Governors (the "Fagen Appointee"). Fagen shall promptly appoint any replacements for the Fagen Appointee in the event of his or her resignation and/or retirement from the Board of Governors. In the event that Fagen is no longer a member of the Company or holds less than 5% of the issued and outstanding Membership Units in the Company, then the Fagen Appointee shall be deemed to have resigned and Fagen's Appointee shall be replaced as an At-Large Additional Governor under Section 6.1(c)(v).

                  (v) The remaining four Governors (the "At-Large Governors"), together with any Governor to be elected to fill a vacancy created by the deemed resignation above of a former Glacial Lakes, Fagen or Glacial Successor Appointee (an "At-Large Additional Governor") shall be elected by the members of the Company. However, Glacial Lakes, Glacial Successor and Fagen shall not be entitled to vote with respect to the election of the At-Large Governors or any At-Large Additional Governor if Glacial Lakes, the Glacial Successor and/or Fagen, as applicable, continues to have the right to separately appoint one or more Governors above. The At-Large Governors and any At-Large Additional Governors shall together (by majority vote of all such Governors) designate an alternate (the "At-Large Alternate") to serve as follows. If any At-Large Governor or At-Large Additional Governor is not available for, or during any part of, a meeting of the Board of Governors or to take action in writing in lieu of such a meeting, the At-Large Alternate is entitled to act as a Governor at such meeting, or during such part, or to take such action in writing (but only on behalf of one At-Large Governor or At-Large Additional Governor, if more than one is unavailable). The At-Large Governors and any At-Large Additional Governors shall together have the right to fill vacancies in the At-Large Governor and At-Large Additional Governor positions by majority vote.

                  (vi) The manner of election as to the At-Large Governors and any At-Large Additional Governors shall be by affirmative vote of a Majority in Interest of the members (excluding Glacial Lakes, the Glacial Successor and Fagen to the extent noted above) and as follows: at the First Annual Meeting of Members after the date hereof, one (or if greater, one-third rounded down to the nearest whole number) of the At-Large Governors and any At-Large Additional Governors shall be elected for a 3-year term ("Class One"); at the Second Annual Meeting of the Members after the date hereof, a second one (or if greater, one-half rounded down to the nearest whole number) of the total number of At-Large Governors and any At-Large Additional Governors that did not stand for election in Class One shall be elected to 3-year term ("Class Two"); and at the Third Annual Meeting of Members after the date hereof, the remaining At-Large Governors and At-Large Additional Governors shall be elected for a 3-year term ("Class Three").

                  (vii) Each Governor shall serve until his or her successor is duly elected or, if earlier, until such Governor's death, actual or deemed resignation or removal.

                  (viii) Each alternate, as designated above, shall be entitled to attend all Board functions and to receive and shall receive all information provided to the Governors; provided, however, that if legal counsel to the Company concludes that providing or sharing particular information with an alternate would jeopardize the Company's attorney-client privilege, then the Company may withhold such information from the alternate.

                  (vix) The right is reserved to the Board of Governors to establish two (2) additional board seats upon such criteria as approved unanimously by the Board of Governors.

      6.2 Authority of the Board of Governors. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Agreement, and except as limited, restricted or prohibited by the express provisions of this Agreement, the Board of Governors shall have and may exercise on behalf of the Company, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Company. Such powers shall include, without limitation, the power to:

            (a) Expend Company funds in connection with the operation of the Company's business or otherwise pursuant to this Agreement;

            (b) Employ and dismiss from employment any and all employees, agents, independent contractors, attorneys and accountants;

            (c) Prosecute, settle or compromise all claims against third parties, compromise, settle or accept judgment on, claims against the Company and execute all documents and make all representations, admissions and waivers in connection therewith;

            (d) Borrow money on behalf of the Company from any Person, issue promissory notes, drafts and other negotiable and nonnegotiable instruments and evidences of indebtedness, secure payment of the principal of any such indebtedness and the interest thereon by mortgage, pledge, property of the Company, whether at the time owned or thereafter acquired;

            (e) Hold, receive, mortgage, pledge, lease, transfer, exchange, otherwise dispose of, grant options with respect to, and otherwise deal in the exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all property of whatever nature held or owned by, or licensed to, the Company;

            (f) Lend any of the Company property with or without security;

            (g) Have and maintain one or more offices within or without the State of Minnesota;

            (h) Open, maintain and close bank accounts and money market mutual funds accounts, and draw checks and other orders for the payment of monies;

            (i) Engage accountants, custodians, consultants and attorneys and any and all other agents and assistants (professional and nonprofessional) and pay such compensation in connection with such engagement that the Board of Governors determines is appropriate.

            (j) Enter into, execute, make, amend, supplement, acknowledge, deliver and perform any and all contracts, agreements, licenses, and other instruments, undertakings and understandings that the Board determines is necessary, appropriate or incidental to carrying out the business of the Company;

            (k) Establish one or more committees of the Board, including an audit committee in compliance with the Securities Exchange Act of 1934, as amended, and a compensation committee.

            (l)   File a petition in bankruptcy on behalf of the Company; and

            (m) Delegate to the Chairman, President and other Officers such responsibility and authority as the Board deems necessary or appropriate from time to time.

      In exercising its powers, the Board of Governors may (i) rely upon and shall be protected from acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, or document believed by him or her to be genuine and to have been signed or presented by the proper party or parties; (ii) consult with counsel, accountants, and other experts selected by him or her and any opinion of an independent counsel, accountant or expert shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the Board of Governors in good faith and in accordance with such opinion; and (iii) execute any of his or her powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys.

      6.3 Obligations of the Board of Governors. The Board of Governors shall:

            (a) Devote to the Company and apply to the accomplishment of Company purposes so much of the Board of Governors time and attention as they determine to be necessary or advisable to manage properly the affairs of the Company.

            (b) Maintain accounting records from which a Company Capital Account Balance can be determined for each Member;

            (c) Execute, file, record or publish all certificates, statements and other documents and do all things appropriate for the formation, qualification and operation of the Company and for the conduct of its business in all appropriate jurisdictions;

            (d) Employ attorneys to represent the Company when necessary or appropriate;

            (e) Use their best efforts to maintain the status of the Company as a "limited liability company" for state law purposes, and as a "partnership" for federal income tax purposes;

            (f) Have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, and not employ or permit others to employ such funds or assets (including any interest earned thereon) in any manner except for the benefit of the Company; and

            (g) Maintain a current list of the names, last known addresses and Percentage Interest of each Member at the Company's principal office.

      6.4 Resignation of Governor. Any Governor may resign as Governor of the Company upon written notice to the Board of Governors.

      6.5 Removal of a Governor. One or both of the Glacial Lakes Appointees may be removed from time to time with or without cause by Glacial Lakes. One or both of the Glacial Successor Appointees may be removed from time to time with or without cause by the Glacial Successor. The Fagen Appointee may be removed from time to time with or without cause by Fagen. Any other Governor may be removed from time to time with or without cause by a Majority in Interest of Members. However, Glacial Lakes, Glacial Successor and Fagen shall not be entitled to vote with respect to the removal of any At-Large Governors or any At-Large Additional Governor if Glacial Lakes, the Glacial Successor and/or Fagen, as applicable, continues to have the right to separately appoint one or more Governors under Section 6.1(c).

      6.6   Board Voting Requirements for Certain Issues.

      During such time that Glacial Lakes is a member of the Company and holds at least 20% of the issued and outstanding Membership Units of the Company, the following actions shall require the minimum vote, as set forth in each item, of the full Board of Governors before such decisions are binding or effective on the Company:

            (i) Hiring of a manager or entering into an agreement to have management services provided to the Company shall require a two-thirds (2/3) vote.

            (ii) The initial hiring of any marketer(s) or entering into an agreement to have marketing services provided to the Company (regarding the sale of ethanol, distillers grain, or any other products produced or sold by the Company) shall require a three-fourths (3/4) vote and any hiring thereafter shall require a two-thirds (2/3) vote.

            (iii) The sale, lease, exchange or other disposition of any assets of the Company out of the ordinary course of business, except for sales of ethanol, distillers grain, or any other products produced or sold by the Company, the sale, lease, exchange or other disposition of all or substantially all of the Company's assets or the merger or consolidation of the Company with or into any other Person shall require a three-fourths (3/4) vote.

            (iv) Construction, whether repair, remodeling or new, exceeding an estimated cost of $1 million shall require a three-fourths (3/4) vote.

            (v) Material changes (in excess of $50,000) in the plans or specifications of the Company's proposed ethanol plant and the contract to design and construct the plant shall require a three-fourths (3/4) vote;

            (vi) Approval of the amount and terms of debt financing and all documents and agreements entered into in connection therewith to construct and finance the start-up costs of the proposed ethanol plant shall require a three-fourths (3/4) vote;

            (vii) The annual operating and capital budgets for each fiscal year shall require a two-thirds (2/3) vote;

            (viii) Any contract, obligation, liability, disbursement or lawsuit settlement outside of the ordinary course of business in excess of $100,000 which is not part of the then-current fiscal year's approved Annual Operating or Capital Budget (provided that necessary expenditures to meet operational emergencies at the proposed ethanol plan may be incurred prior to such approval if immediate action is required for the safety or operation of the proposed plant shall require a three-fourths (3/4) vote;

            (ix) Any investment in excess of $100,000 which is not part of the then current fiscal year's approval Annual Capital Budget shall require a three-fourths (3/4) vote;

            (x) Other than in connection with the Company's proposed initial public offering of Membership Units, the acceptance of additional capital contributions, the issuance of additional Membership Units, or the issuance of options or warrants to purchase Membership Units shall require a three-fourths (3/4) vote;

            (xi) The determination of the gross asset values of the Company property shall require a three-fourths (3/4) vote;


            (xii) Except as provided by Section 10 or in connection with the Company's proposed initial public offering of Membership Units, the admission of additional or substitute members and the terms of such admission shall require a three-fourths (3/4) vote;

            (xiii) The sufficiency of any legal opinion required or the waiver of any such legal opinion shall require a two-thirds (2/3) vote;


            (xiv) Any tax elections made under this Agreement shall require a three-fourths (3/4) vote;


            (xv) Any amendment to the Articles or this Agreement shall require a three-fourths (3/4) vote;


            (xvi) The employment or termination of legal counsel shall require a unanimous vote and accounting and auditing firms a two-thirds vote (provided, however, that at any time that the Company is subject to the provisions of the Sarbanes-Oxley Act of 2002, the engagement and dismissal of the Company's independent accountants shall vest solely with the Company's Audit Committee);

            (xvii) Entering into any new corn procurement agreement, or amending the FCE Corn Procurement Agreement in effect on the Effective Date of this Agreement, shall require a unanimous vote.

      6.7 Voting Requirements for Certain Items Reserved for Member Approval. During such time that Glacial Lakes is a member of the Company and holds at least 20% of the issued and outstanding Membership Units of the Company, the following actions require Member approval (in addition to such other Member or Board approvals required by this Agreement) of a minimum two-thirds (2/3) vote of Membership Units of the Company at a meeting of Members at which at quorum is present:

            (i) Issue Membership Units in the Company (subsequent to the final closing of the Company's proposed initial public offering of Membership Units) at less than $1,000 per unit;

            (ii) Sell, lease, exchange or otherwise dispose of all or substantially all of the assets of the Company;

            (iii) Merger or consolidation of the Company with or into any other Person;

            (iv)    A change in the business purpose of the Company; or

            (v)     Voluntary dissolution of the Company.

      6.8 Meetings of the Board. Meetings of the Board may be called by the Chairman of the Board or any two (2) Governors and shall be held at the principal place of business of the Company, or elsewhere as the notice of such meeting shall direct. Except as otherwise expressly provided in this Agreement, the Articles, or the Act, the affirmative vote of a majority of the Governors present at a duly convened meeting of the Board at which a quorum is present shall constitute the act of the Board.

      6.9 Place of Meeting. The Board may designate any place, either in or out of the State of Minnesota, as the place of meeting for any meeting. If no designation is made, the place of meeting shall be the Company's principal office. Governors may attend any such meeting in person or by telephone or video conference call.

      6.10 Notice of Meeting. Written or oral notice of every meeting of the Board, stating the place, date and hour of the meeting, and the purpose or purposes for which the meeting is called, shall be given by the Secretary of the Company to each other Governor at least seventy-two (72) hours prior to the meeting, unless such notice is waived in accordance with Section 9 hereof.

      6.11 Quorum. The presence of a Majority of the Governors shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting, a majority of the Governors represented may adjourn the meeting from time to time without further notice. If proper notice is not given, or waived, there must be at least one (1) Governor of or appointed by Glacial Lakes present in order to conduct business.

      6.12  Officers.

            (a) The Board may elect a Chairman, Vice Chairman, President, and one or more Vice Presidents, from among its Governors. The Board shall elect a Chief Manager, Treasurer and Secretary. Officers need not be Governors. Any two
(2) or more offices may be held by the same person.

            (b) The Officers of the Company shall be elected annually by the Board at the first meeting of the Board held after each annual meeting of Members. If the election of Officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently possible. Vacancies may be filled or new offices created and filled at any meeting of the Board. Each Officer shall hold office until his or her successor shall have been duly elected and qualified or until his or her death, or until he or she shall resign or shall been removed in the manner hereinafter provided. Election or appointment of an Officer or agent shall not of itself create contract rights.

            (c) Any Officer or agent may be removed by the Board at any time with or without cause, but such removal does not affect the contract rights, if any, with the Company of the person so removed.

            (d) A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board for the unexpired portion of the term. An Officer may resign at any time by delivering notice to the Company. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Company accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor does not take office until the effective date.

      6.13 Liabilities of Governors. In carrying out their duties hereunder, the Governors shall not be liable to the Company or to any Member for any actions taken in good faith and reasonably believed by them to be in the best interest of the Company or in reliance of the provisions of this Agreement or the Articles or for good faith errors of judgment. The Governors shall not be expected to devote their full time and attention to the affairs of the Company, but shall devote such amounts of time and attention as are reasonable and appropriate in their good faith judgment under the circumstances prevailing from time to time.

      6.14 Indemnification of the Governors, their Affiliates and Control
Persons.

            (a) Neither the Governors nor any Officer shall be liable to the Company or any Member for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company if the Board determines that such course of conduct was in the best interest of the Company and did not result from the negligence or misconduct of such Governor or Officer.

            (b) To the fullest extent permitted by law, the Governors and Officers (each such person being referred to herein as an "Indemnitee"), shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, settlements and other amounts arising from any and all claims (including attorneys fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which they may be involved as a party or otherwise, by reason of their management of the affairs of the Company whether or not they continue to be such at the time any such liability or expense is paid or incurred; provided that Indemnitee shall not be entitled to the foregoing indemnification if a court or competent jurisdiction shall have determined that such losses, claims, damages, liabilities, expense or such other amounts resulted primarily from the negligence or misconduct of such Indemnitee. The termination of a proceeding by judgment, order, settlement or conviction upon a plea of nolo contendre or its equivalent, shall not, of itself, create any presumption that such losses, claims, damages, liabilities, expenses or such other amounts resulted primarily from the negligence or misconduct of any Indemnitee or that the conduct giving rise to such liability, was not in the best interest of the Company. The Company shall also indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Indemnitee is or was an agent of the Company, against any losses, claims, damages, liabilities, expenses or any other amounts incurred by such Indemnitee in connection with the defense or settlement of such action; provided that no Indemnitee shall be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such losses, claims, damages, liabilities, expenses or such other amounts resulted from the negligence or misconduct of such Indemnitees. To the extent permitted by law, the Company may advance any Indemnitee any expenses (including, without limitation, attorneys' fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph
(b) provided that (i) the legal action relates to the performance of duties or services by the Indemnitee on behalf of the Company, and (ii) the Indemnitee gives a full recourse promissory note to the Company for the amounts of such advances payable in the event that the Indemnitee is determined to be not entitled to indemnification hereunder.

            (c) The indemnification provided by paragraph (b) of this Section
6.13 shall not be deemed to be exclusive of any other rights to which an Indemnitee may be entitled under any agreement as a matter of law, in equity or otherwise, and shall continue as to an Indemnitee who has ceased to have an official capacity and shall inure to the benefit of the heirs, successors and administrators of such Indemnitee.

            (d) Any indemnification pursuant to this section will be payable only from the Company's net assets.

            (e) Notwithstanding anything to the contrary contained in Section 6.13, the Company and any person acting as broker-dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

                  (i) There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

                  (ii) Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

                  (iii) A court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

            (f) In addition to the provisions of Section 6.13(b) above, the advancement of Company funds to an Affiliate for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following additional conditions are satisfied:

                  (i) The legal action is initiated by a third party who is not a Member, or the legal action is initiated by a Member and a court of competent jurisdiction specifically approves such advancement; and

                  (ii) The promissory note to the Company for repayment of advanced funds in cases where the Affiliate is found not to be entitled to indemnification shall provide for repayment with the applicable legal rate of interest thereon.

      6.15 Transactions with the Governors or their Affiliates. Subject to the other express provisions of this Agreement, the Board, on behalf of the Company, may enter into contracts with the Governors, Officers or Members (or their Affiliates), provided that any such transaction shall be on terms no more favorable to the Governors, Officers or Members (or their Affiliates) than generally afforded to non-affiliated parties in a similar transaction. All such transactions shall be approved by a majority of the disinterested Governors if such Governors, as fiduciaries, determine such self-dealing arrangements are in the best interest of the Company.

      6.16 Conflicts of Interest. Subject to the other express provisions of this Agreement, the Governors at any time and form time to time may engage in and possess interest in other business ventures of any and every type and description, independently or with others, including one in competition with the Company, with no obligation to offer to the Company or any other Member the right to participate therein.

      6.17 Limitations. Notwithstanding the other provisions of this Agreement to the contrary, the Company shall comply with the following provisions:

            (a) Lending Practices. On financing made available to the Company by any Affiliate, the Affiliate may not receive interest in excess of the lesser of the Affiliate's cost of funds or the amounts which would be charged by unrelated lending institutions on comparable loans for the same purpose. The Affiliate shall not impose a prepayment charge or penalty in connection with such financing and the Affiliate shall not receive points or other financing charges. The Affiliate shall be prohibited from providing Permanent Financing for the Company. For purposes of this Section, "Permanent Financing" shall mean any financing with a term in excess of 12 months. Despite the foregoing, any Affiliate shall not be precluded from providing financing to the Company, including Permanent Financing, on such terms, and with such interest, prepayment charges or penalties and points or other financing charges, as are not less favorable to the Company as the terms and conditions imposed by a non-Affiliate lender to the Company participating in the same (or in the same series of), or in similar, transactions with the Company.

            (b) Sales and Leases to the Company. The Company shall not purchase or lease assets in which an Affiliate has an interest unless the assets are sold upon terms fair to the Company and at a price not to exceed the lesser of cost or fair market value as determined by a person with no material current or prior business or personal relationship with the Affiliate who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is qualified to perform such work. Notwithstanding the foregoing, the Affiliate may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Company or completion of construction of the assets, provided that (i) the assets are purchased by the Company for a price no greater than the cost of the assets to the Affiliate,
(ii) all income generated by, and expenses associated with, the assets so acquired shall be treated as belonging to the Company and (iii) there are no other benefits arising out of such transaction to the Affiliates apart from compensation otherwise permitted by this Agreement.

      Despite any of the above, this Section 6.17(b) shall not apply as to any transaction described or contemplated in the Company's Registration Statement (as defined in Section 8.1 hereof) to the extent such transaction is approved in the manner described in Section 6.15 hereof. Without limitation, the exception provided by this paragraph applies to (i) the proposed construction of the Company's ethanol plant by Fagen, Inc. and (ii) the proposed supply of corn to the Company by the Farmers Cooperative Elevator Company.

      6.18 Rebates, Kickbacks and Reciprocal Arrangements. No rebates or give-ups may be received by the Company nor may the Company participate in any reciprocal business arrangements which would circumvent the other provisions of this Agreement, including the restrictions on dealing with Affiliates. The Company shall not directly or indirectly pay or award any commissions or other compensation to any person engaged to sell Units or give investment advice to a potential Member; provided, however, that this clause shall not prohibit the payment to a registered broker-dealer or other properly licensed person of normal sales commissions for selling Units.

      6.19 Commingling. The Company's funds shall not be commingled with the funds of any other person except through a master fiduciary account pursuant to which a separate sub-trust account is established for the benefit of the Company.

      6.20 Expenses and Payments. All expenses of the Company shall be billed to and paid by the Company.


      6.21 Investments in Other Companies. The Company shall be permitted to invest in general partnerships or joint ventures with non-Affiliates that own and operate specific assets. However, in the event of such an investment, the Company must have an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture including (i) review of all contracts entered into by the general partnership or joint venture entity, (ii) causing a sale or refinancing of the general partnership or joint venture entity's assets or its interest therein,
(iii) approval of budgets and major capital expenditures, (iv) the right to veto any sale or refinancing of the general partnership or joint venture entity's assets and (v) exercising a right of first refusal on any sale or refinancing by the joint venture partner of its interest in the general partnership or joint venture entity's assets. No duplicate fees shall be allowed with regard to the management or operation of the general partnership or joint venture entity. All other investments in other companies are prohibited.

                                    SECTION 7
                        RIGHTS AND OBLIGATIONS OF MEMBERS

      7.1 Limitation of Liability. Each Member's liability shall be limited as set forth in this Agreement, the Act and other applicable law.

      7.2 Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond his or her respective Capital Contributions except as provided in Section 7.6 or as otherwise required by law.

      7.3 Liability to Third Parties. No Member or Governor is liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, including under a judgment, decree or order of a court.

      7.4 Lack of Authority. No Member (other than a Governor or an Officer as provided under Section 6) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company.

      7.5 Member Liability to the Company. A Member who receives a Distribution made by the Company in violation of this Agreement or the Act is liable to the Company to the extent provided by the Act.

      7.6 Representations and Warranties. Each Member hereby represents and warrants to the Company that: (i) the Member has full power and authority to execute and agree to this Agreement and to perform its obligations hereunder, and that all actions necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (ii) the Member has duly executed and delivered this Agreement; and (iii) the Member's authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which the Member is a party or by which the Member is bound.

      7.7   Member Information.

            (a) In addition to the other rights specifically set forth in this Agreement, each Member is entitled to the information to which that Member is entitled to have access pursuant to the Act, under the circumstances therein stated.

            (b) The Members acknowledge that, from time to time, they may receive information from or concerning the Company in the nature of trade secrets, the release of which may damage the Company or Persons with which it does business. Each Member shall hold in strict confidence any trade secret information that it receives concerning the Company that is identified a being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member or Governor, except for disclosures (i) compelled by law (but the Member must notify a Governor promptly of any request for that information, before disclosing it, if legal and practicable); (ii) to Persons to whom that Member's Interest may be transferred as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 7.7, or (iii) of information that the Member also has received from a source independent of the Company and the Member reasonably believes that source obtained the information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this Section 7.7 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this
Section 7.7 may be enforced by specific performance.

      7.8 Membership Certificates. "Membership Certificates" in the form determined by the Board may be delivered representing all Interests to which Members are entitled. If issued, such Member Certificates shall be separately numbered, and shall be entered in the books of the Company and on the Membership Register, as they are issued. Each Member Certificate shall state on the face thereof the holder's name, the Interests and such other matters as may be required by applicable laws. Each such Membership Certificate shall be signed by a Governor of the Company. The signature of the Governor upon the Membership Certificates may be by facsimile. Subject to Section 10, upon surrender to the Company of a Membership Certificate for Interests duly endorsed or accompanied by proper evidence of succession, assignment or authority to Transfer, it shall be the duty of the Company to issue a new Membership Certificate to the person entitled thereto, cancel the old Membership Certificate and record the transaction upon its books and records and the Membership Register. Each Member hereby agrees that the following legend, as the same may be amended by the Board in its sole discretion, may be placed upon any counterpart of this Agreement, the Articles, or any other document or instrument evidencing ownership of Units:

      The sale, pledge, hypothecation, assignment or transfer of the ownership interest represented by this CERTIFICATE OF OWNERSHIP is subject to the terms and conditions of the Operating and Member Control Agreement of Granite Falls Community Ethanol Plant, LLC, as amended from time to time. Copies of the Operating and Member Control Agreement may be obtained upon written request to the Board of Governors of Granite Falls Community Ethanol Plant, LLC.

                                    SECTION 8
                               MEETINGS OF MEMBERS

      8.1 Voting Power. Except as otherwise provided herein, the affirmative vote of Members holding a Majority of the total Percentage of Membership Units represented at a meeting at which there is a quorum present shall be the act of the Members. Commencing from and after the date of effectiveness (the "Registration Statement Effective Date") of the Company's Registration Statement on Form SB-2 filed with the U.S. Securities and Exchange Commission in February 2004, SEC File No. 333-112567 (the "Registration Statement"), the Members may, to the extent permitted by law, effect the following transactions (and, except as provided by Section 6.7, without any action by the Governors, despite any contrary provision in this Agreement) by the affirmative vote of the holders of a majority of the outstanding Membership Units: (i) the amendment of this Agreement; (ii) the dissolution of the Company; (iii) the removal and/or replacement of a Governor; or (iv) the approval or disapproval of the sale of all or substantially all of the Company's assets not in the ordinary course of business.

      8.2 No Cumulative Voting. No Member shall be entitled to cumulative votes for the election of Governors or otherwise.

      8.3 Meetings of Members. The annual meeting of Members shall be held on such date as the Board shall by resolution specify within a period commencing on January 1 and ending on June 30 in each year, beginning with 2005. At each annual meeting, Members shall conduct such business as may be properly presented to such meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. Special meetings of Members of the Company may be called by the Chairman of the Board, by any three (3) Governors, or by a Member or Members holding at least a ten percent (10%) Percentage Interest and shall be held at the principal place of business of the Company, or elsewhere as the notice of such meeting shall direct. Members may attend any such meeting in person or by proxy.

      8.4 Place of Meeting. The Board of Governors may designate any place, either in or out of the State of Minnesota, as the place of meeting for any meeting. If no designation is made, the place of meeting shall be the Company's principal office.

      8.5 Notice of Meetings. Written notice stating the date, time and place of the meeting and, as to a special meeting, a description of the purpose or purposes for which the meeting is called, shall be mailed or provided in person not fewer than fifteen (15) nor more than sixty (60) calendar days before the date of the meeting, by or at the direction of the Board of Governors to each Member of record at time of notice entitled to vote at the meeting. If mailed, such notice is effective when mailed addressed to the Member's address shown in the Company's current record of Members, with postage prepaid.

      8.6 Quorum. The presence of Members holding 40% or more of the Percentage of Membership Units in the Company in person or by proxy shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting, a majority of the Percentage of Membership Units represented may adjourn the meeting from time to time without further notice.

      8.7 Matters Submitted for Member Vote Which Involve an Interested Governor. A Governor may not vote or consent on matters submitted to the Members regarding the removal of the Governor or regarding any transaction between the Company and the Governor. In determining the existence of the requisite percentage in interest of the Company necessary to approve a matter on which a Governor may not vote or consent, the Membership Units owned by the Governor shall be excluded.

                                    SECTION 9
                               WAIVER AND CONSENT

      9.1 Written Waiver. Whenever any notice whatsoever is required to be given under the provisions of this Agreement or under the provisions of the Articles or the Act, waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

      9.2 Waiver by Attendance. A Member's or Governor's attendance at a meeting of the Members or Governors, respectively: (i) waives objection to lack notice or defective notice of the meeting, unless the Member or Governor at the beginning of the meeting or promptly upon the Member's or Governor's arrival objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Member or Governor objects to considering the matter when it is presented.

      9.3 Consent to Action Without Meeting. Any action required or permitted to be taken by the Members or Managers by vote, pursuant to this Agreement or by law, may be taken without a meeting as provided by law. Any action required or permitted to be taken at a Board of Governors meeting may be taken by written action signed by all of the Governors.

                                   SECTION 10
                        TRANSFER OF MEMBERSHIP INTERESTS

      10.1 Restrictions on Transfer. No Member shall Transfer all or any portion of an Interest without the prior written consent of the Board of Governors which consent may be withheld in the sole discretion of the Board. Notwithstanding anything contained herein to the contrary, no Member shall Transfer any Unit if, in the determination of the Board, such Transfer would cause the Company to be treated as a Publicly Traded Partnership, and any Transfer of Unit(s) not approved by the Board of Governors or that would result in a violation of the restrictions in this Agreement or applicable law shall be null and void with no force or effect whatsoever, and the intended transferee shall, acquire no rights in such Unit.

      10.2 Permitted Transfers. Subject to Section 10.1 above, any Transfer of Units made in accordance with the following provisions will constitute a "Permitted Transfer" for purposes of this Agreement.

            (a) A Transfer by a Member and any related persons (as defined in the Code) in one or more transactions during any thirty (30) calendar day period of Interests representing in the aggregate more than two percent (2%) of the total Interests in Company.

            (b) A Transfer or series of related Transfers by one or more Members (acting together) which involves the Transfer of fifty percent (50%) or more of the outstanding Units; or

            (c) Transfers of Units effected through a qualified Matching Services Program; or

            (d) A Transfer by gift or bequest only to a spouse or child of such transferring Member, or to a trust established for the benefit of such spouse or child, or to an existing Member of the Company upon ten (10) days prior written notice to the Company of such gift.

      10.3 Conditions Precedent to Transfers. The Board of Governors, in its sole discretion, may elect not to recognize any Transfer of Units unless and until the Company has received:

            (a) An opinion of Company counsel (whose fees and expenses shall be borne by the Company), together if required by the Board as a condition of Transfer, an opinion of the transferor's counsel (whose fees and expenses shall be borne by the transferor), satisfactory in form and substance to the Board that such Transfer may be lawfully made without registration or qualification under applicable state and federal securities laws, or such Transfer is properly registered or qualified under applicable state and federal securities laws and if requested by the Company that such Transfer will not cause the Company to be treated as a Publicly Traded Partnership;

            (b) Such documents and instruments of conveyance executed by the transferor and transferee as may be necessary or appropriate in the option of counsel to the Company to effect such Transfer, except that in the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation of legal evidence of such Transfer, in form and substance satisfactory to the Company;

            (c)   The transferor's Membership Certificate;

            (d) The transferee's taxpayer identification number and sufficient information to determine the transferee's initial tax basis in the interests transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information, statements or returns;

            (e) Evidence satisfactory in form and substance to the Board that the transferee meets the maximum Unit ownership limitation set forth in Section
4.3 of this Agreement; and

            (f) Other conditions on the Transfer of Units adopted by the Board from time to time as it deems appropriate in its sole discretion.

      10.4  Death of Member.

            (a) Upon the death of any Member, the estate or personal representative of the deceased Member shall have the right and option to request the Company repurchase the deceased Member's Interest subject to and in accordance with the applicable Code and Treasury Regulations regarding Publicly Traded Partnership. If the estate or personal representative exercises such right and option the Company shall, subject to Section 10.4(b) below, purchase the deceased Member's Interest at the Fair Market Value of such Interest in effect at the date of death as determined in accordance with Section 10.10 below, and on the terms and conditions set forth in Section 10.5 and Section
10.6 below. This right and option may be exercised by the deceased Member's estate or personal representative by providing written notice to the Company within one hundred twenty (120) days after the date of the Member's death; provided, however, the Company will not repurchase such interest earlier than sixty (60) days after receipt of the written notice from the estate or personal representative requesting the purchase.

            (b) Any Transfer pursuant to this Section 10.4 shall be subject to a determination by the Board that such Transfer shall not cause the Company to be deemed a Publicly Traded Partnership, and such Transfer shall be affected in accordance with this Agreement, the Code and applicable Treasury Regulations, and shall be further subject to the prior approval of the Board which may be withheld in its sole discretion.

      10.5 Payment Terms. If the purchase price for an Interest transferred pursuant to Section 10.4 above exceeds five thousand dollars ($5,000.00), the Company shall have the option to pay for the Interest purchased by paying five thousand dollars ($5,000.00) at Closing (as defined below) and executing a promissory note for the balance of the purchase price. The promissory note shall be paid in five (5) equal annual installments due on the anniversary date of the Closing and shall accrue interest per annum at a rate determined by the Board which shall not be less than the then current prime rate established by any major bank selected by the Board for loans to the bank's most creditworthy commercial borrowers. The Company may prepay the promissory note, in whole or in part, at any time without penalty or premium.

      10.6  Events in Connection with the Sale of Interests.

            (a) If there is a sale of Interest under Section 10.4 of this Agreement to the Company, the closing ("Closing") shall occur at a time mutually agreeable to the parties and in accordance with the time periods set forth in the applicable provision of this Agreement; provided, however, the Closing shall not occur until at least sixty (60) days after the Company's receipt of notice from the estate or personal representative requesting the Company repurchase the deceased Member's Interest, but in no event later than one hundred twenty (120) days after the date of the Company's receipt of such notice.

            (b) In the event of a sale of Interest under Section 10.4 of this Agreement to the Company, the purchase price shall be increased or decreased, as the case may be, by an amount equal to any indebtedness owed the deceased Member by the Company, or the deduction of any indebtedness owed the Company by the deceased Member, or both.

            (c) In the event of the sale of Interests under this Agreement by a Member, all rights of the Member with respect to the Interest, including the right to vote such Interest and to receive distribution, shall terminate at Closing, except for the Member's right to receive payment therefor.

      10.7  Redemption of Interests.

            (a) A Member (the "Requesting Member") may request redemption of his or her Interest upon no less than sixty (60) calendar days' prior written notice to the Board of Governors. The Board, in its sole discretion, shall determine whether to redeem such Interest and the Board is under no obligation to redeem any Interest or any Requesting Member.

            (b) Notwithstanding anything contained herein to the contrary, any redemption pursuant to this Section 10.7 shall be subject to a determination by the Board, in its sole discretion, that such redemption shall not cause the Company to be deemed a Publicly Traded Partnership, and such redemption shall be affected in accordance with this Agreement, the Code and applicable Treasury Regulations, and shall be further subject to the prior approval of the Board which may be withheld in its sole discretion.

      10.8  Redemption Payment.

            (a) Upon the redemption of a Member under Section 10.7, the Requesting Member shall be entitled to a payment equal to the Fair Market Value of such Member's Interest in the Company as of the date of the Company's receipt of the Member's request for redemption (the "Redemption Payment"); provided, however, if the remaining Members of the Company agree to dissolve the Company in accordance with Section 13.1 of this Agreement, then in no event shall such Member be entitled to a Redemption Payment by such Member will be entitled to such Member's share of the assets of the Company pursuant to Section 13.3 below.

            (b) The Redemption Payment shall not be paid until at least sixty
(60) days after the Company's receipt of the notice from the Requesting Member required under Section 10.7(a) above. The Redemption Payment shall be paid in cash, or if the Redemption Payment exceeds five thousand dollars ($5,000), the Company shall have the option to pay the Redemption Payment by paying five thousand dollars ($5,000) upon the effective date of the redemption and executing a promissory note for the balance of the Redemption Payment. Such note shall be dated and delivered on the effective date of the withdrawal and shall be paid in five (5) equal annual installments due on the anniversary date of the withdrawal and shall accrue interest per annum at a rate determined by the Board which shall not be less than the then current prime rate established by any major bank selected by the Board for loans to the Bank's most creditworthy commercial borrowers. The Company may prepay the promissory note, in whole or in part, at any time without penalty or premium.

            (c) The Redemption Payment shall be increased or decreased, as the case may be, by an amount equal to any indebtedness owed the Requesting Member by the Company, or the deduction of any indebtedness owed the Company by the Requesting Member, or both. All rights of the Member with respect to the Interest, including the rights to vote such Interest and to receive distributions, shall terminate at Closing, except for the Member's right to receive payment therefor upon the effective date of the redemption which shall be determined in accordance with Section 10.9 below.

      10.9  Effective Date of Transfer.

            (a) Any Transfer of a Unit shall be deemed effective as of the day of the month and year: (i) which the Transfer occurs (as reflected by the form of assignment); and (ii) the transferee's name and address and the nature and extent of the Transfer are reflected in the records of the Company; provided, however, the effective date of a Transfer for purposes of allocation of Profits and Losses and for Distributions shall be determined pursuant to Section 10.9(b) below. Any transferee of a Unit shall take subject to the restrictions on transfer imposed by this Agreement.

            (b) The Board, in its sole discretion, may establish interim periods in which transfers may occur (the "Interim Transfer Periods"); provided, however, the Board shall provide Members reasonable notice of the Interim Transfer Periods and advance notice of any change to the Interim Transfer Periods. For purposes of making allocations of Profits and Losses, and Distributions, the Company will use the interim closing of the books method (rather than a daily proration of profit or loss for the entire period) and recognize the Transfer as of the first day following the close of Interim transfer Period in which the Member complied with the notice, documentation and information requirements of Article 10. All Distributions on or before the end of the applicable Interim Transfer Period in which such requirements have been substantially complied with shall be made to transferor and all Distributions thereafter shall be made to the transferee. The Board the authority to adopt other reasonable methods and/or conventions.

            (c) The Board shall have the power and authority to adopt another reasonable method and/or convention with respect to such allocations and distributions; provided neither the company, the Board, any Governor nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.9 (other than tax liabilities which may be incurred by Members), whether or not the Board or any Governor or the Company or any Member has knowledge of any Transfer of ownership of any Interest in the Company.

      10.10 Fair Market Value. Upon the Transfer of any Interest pursuant to
Section 10.4, or the redemption of an Interest pursuant to Section 10.7, the purchase price or Redemption Payment shall be equal to the Fair Market Value of the Interest. "Fair Market Value" of an Interest on any date shall, unless otherwise specifically provided in this Agreement, be equal to the most recent fair market valuation determination of the per Unit value of the Company by the Board in good faith; provided, that such valuation shall be calculated on a basis as consistent as practicable from period to period. The Board may, in its sole discretion, employ the advice of independent and qualified professionals in the determination of the Fair Market Value, but is not under any obligation to do so. The Fair Market Value of the Company shall be determined at least annually. Valuations shall generally be preformed, at the discretion of the Board, as of the end of each fiscal year of the Company's operations at the annual meeting of the Board; however, the Board, in its sole discretion, may have fair market valuations of the Company performed at any time or from time to time during any year and, except as otherwise specifically provided in this agreement, shall utilize the results of the most recent valuation in determining the Fair market Value of an Interest for purposes of this Agreement. No Member or any party other than the Board shall have the right to require or request that a new or more recent valuation be performed for purposes of determining the Fair Market Value of the Company or an Interest hereunder. The Company shall not establish the Fair Market Value more than four (4) times during the Company's taxable year.

      10.11 Expenses. Except as otherwise expressly provided herein, all expenses of the Company incident to the admission of the transferee to the Company as a Member shall be charged to and paid by the transferring Member.

                                   SECTION 11
                      RECORDS, FINANCIAL AND TAX REPORTING

      11.1 Records and Accounting. The books of account and other records of the Company shall be maintained at the Company's principal place of business. The Company shall prepare its financial statements using generally accepted accounting principles, consistently applied. The Board shall cause to be prepared and distributed to the Members an annual report within 120 days after the end of the Company's fiscal year. The annual report shall contain:

            (a) a balance sheet as of the end of each fiscal year and statements of income, Member's equity and cash flow for the year then ended, and accompanied by an auditor's report containing an opinion of an independent certified public accountant;

            (b) a report of the material activities of the Company during the period covered by the report; and

            (c) a report setting forth distributions to Members for the period covered which separately identifies distributions from (i) cash flow from operations during the period, (ii) cash flow from operations during a prior period which have been held as reserves, (iii) proceeds from the disposition of Company assets and (iv) reserves from the gross proceeds of the offering originally obtained from the Members.

      The Company may alternatively satisfy the above requirements by distributing to Members a copy of the Company's annual report on Form 10-K or 10-KSB as filed with the U.S. Securities and Exchange Commission.

      11.2 Tax Information. The Board will use its best efforts to cause to be delivered, within 75 days after the end of each fiscal year of the Company, to the Members and Persons who were Members during such fiscal year all information concerning the Company necessary to enable such Member or Person to prepare such Member's (or

Person's) Federal and state income tax returns for such fiscal year, including a statement indicating such Member's (or Person's) share of Profits, Loses, deductions and credits for such fiscal year for federal and state income tax purposes, and the amount of any Distribution made to or for the account of such Member or Person during such fiscal year pursuant to this Agreement.

      11.3 Tax Returns. The Board shall cause income tax returns for the Company to be prepared and timely filed in accordance with applicable law.

      11.4 Tax Matter Member. The Board shall designate, from time to time, a Member to perform all duties imposed by Sections 6221 and 6232 of the Code as "tax matter partner" of the Company. The Company shall indemnify, to the full extent permitted by law, the tax matter partner from and against any damages and losses (including attorneys' fees) arising out of or incurred in connection with any action taken or omitted to be taken by in carrying out responsibilities as tax matter partner, provided such action taken or omitted to be taken does not constitute fraud, gross negligence or willful misconduct.

      11.5 Access to Books and Records.

            (a) A Member of the Company shall be entitled to inspect and copy to the extent provided by law and during regular business hours at the Company's principal office the required records to be kept by the Company under the Act if he or she gives the Company written notice of his or her demand at least five business days before the date on which he or she wishes to inspect and copy.

            (b) The Company shall update an alphabetical list of Members and their addresses, business telephone numbers and Company ownership information ("the Member List") at least quarterly to reflect changes in the information contained therein. The Company shall mail a copy of the Member List to any Member properly requesting the Member List within ten days of the request. The copy of the Member List shall be printed in alphabetical order, on white paper and in a readily readable type size (in no event smaller than 10-point type). The Company may charge a reasonable fee for copy work.

            (c) The purposes for which a Member may request a copy of the Member List include, without limitation, matters relating to Members' voting rights under this Agreement and the exercise of Members' rights under federal proxy laws.

            (d) If the Company neglects or refuses to exhibit, produce or mail a copy of the Member List as properly requested, the Company shall be liable to any Member properly requesting the list for the costs, including attorneys' fees, incurred by that Member for compelling the production of the Member List, and for actual damages suffered by any Member by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Member List is to secure such list of Members or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Member relative to the affairs of the Company. The Company may require the Member requesting the Member List to represent that the list is not requested for a commercial purpose unrelated to the Member's interest in the Company. The remedies provided hereunder to Members requesting copies of the Member List are in addition to, and shall not in any way limit, other remedies available to Members under federal law, or the laws of any state.

                                   SECTION 12
                                 FISCAL AFFAIRS

      12.1  Elections.

            (a) The Board of Governors may elect to adjust the basis of the assets of the Company for federal income tax purposes in accordance with Section 754 of the Code in the event of a distribution of Company property as described in Section 734 of the Code or a transfer by any Member of the Interest of such Member in the Company as described in Section 743 of the Code.

            (b) The Board of Governors, at any time and from time to time, may also make such other tax elections as it deems necessary or desirable, in its discretion.

      12.2 Interim Closing of the Books. There shall be an interim closing of the books of account of the Company (i) at any time a taxable year of the Company shall end pursuant to the Code, and (ii) at any other time determined by the Board of Governors to be required for good accounting practice or otherwise appropriate under the circumstances.

                                   SECTION 13
                           TERMINATION AND DISSOLUTION

      13.1 Events Requiring Termination and Dissolution. The Company shall be dissolved upon the occurrence of any event, which would make unlawful the continuing existence of the Company, or in accordance of the Act, as amended from time to time (a "Liquidating Event").

      13.2 Winding Up Period. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its credits and Members. No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up the Company's business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the assets of the Company have been distributed pursuant to this Section and the Company has terminated. The Board shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the Company's liabilities and assets, shall cause the assets to be liquidated as promptly as is consistent with obtaining the Value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the manner required by the Act. Without limiting the generality of the foregoing, the Board of Governors, in carrying out such winding up and distribution, shall have full power and authority to sell the Company's assets, or any part thereof, or to distribute the same in kind to the Members.

      13.3  Distribution.

            (a) Upon the occurrence of a Liquidating Event and the dissolution of the Company, the affairs of the Company shall be wound up in accordance with
Section 13.2 above. The fair market value of the assets of the Company shall be determined, with the Value of any real or personal property held by the Company being determined in accordance with paragraph (d) of Section 5.4 and the fair market value of any other assets held by the Company (other than cash) being determined by an independent appraiser selected by the Board. Thereupon, the assets of the Company shall be distributed in the following manner and order:
(i) to the claims of all creditors of the Company, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company, other than liabilities for distributions to Members; (ii) to Members and former Members in satisfaction of liabilities for distribution, pursuant to or as required by the Act, and (iii) subject to sections 5.4 and 5.5, to the Members with positive Capital Account Balances in accordance with their Percentage Interests. Each such Member entitled to a distribution of any assets of the Company, pursuant to clause (iii) of this paragraph (a), shall receive such Member's share of such assets in cash or, to the extent otherwise permitted in this Agreement, in kind, and the portion of such share that is received in cash may vary from Member to Member, all as the Board of Governors in their discretion my decide. If distributions to any Member upon termination of the Company are insufficient to return to such Member the full amount of such Member's Capital Contribution, such Member shall have no recourse against the Board of Governors, the Company or against any other Member.

            (b) In the discretion of the Board, a Pro Rata portion of the distributions that would otherwise be made to the Members pursuant to Section 13.3(a) hereof may be:

                  (i) distributed to the trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities of the Company or of the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Board, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 13.3(a) hereof; or

                  (ii) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

      13.4 Deficit Capital Account Balance. The Members shall have no liability to the Company, to the other Members, or to the creditors of the Company on account of any deficit balance in such Member's Capital Account Balance except to the extent such deficit arises from the failure of the Member of the Member to contribute the full amount of its Capital Contribution. The Company shall be solely responsible for payment of liabilities to its creditors.

                                   SECTION 14
                                  MISCELLANEOUS

      14.1 Notices. All Notices or other communications under this Agreement shall be in writing (unless otherwise expressly provided herein) and shall be considered properly given if delivered by hand or mailed by first class United States Mail, postage prepaid, addressed in care of the respective Members or Governors at their last-known address. Notice may also be delivered by means of a confirmed telecopy, provided the original of the notice is also promptly deposited in the United States Mail, first class, postage prepaid, addressed to the Members or Governors at such address. Notice of change of address shall be given to the Company by hand or first class United States Mail, after the date or receipt of which notice, the change of address shall be effective. Unless actual receipt of a notice is required by an express provision hereof, any such notice shall be deemed to be effective as of the earliest of (a) the date of delivery or confirmed telecopy; or (b) the third business day following the date of deposit with the United States Post Office or in a regularly maintained receptacle for the deposit of United States Mail. Any refusal to accept delivery of any such communication shall be considered successful delivery thereof.

      14.2 Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a Governor, Member, employee or agent of the Company or is or was serving at the request of the Company as a Governor, member, officer, governor, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of his or her status as such.

      14.3 Successors. This Agreement and all of the terms and provisions thereof shall be binding upon the Governors and all Members and their respective legal representatives, heirs, successors and permitted assigns.

      14.4 Applicable Law. This Agreement and the rights and obligations of the Members thereunder shall be construed and interpreted under the laws of the State of Minnesota without regard to its conflict of law principals.

      14.5  Amendments.

            (a) Prior to the Registration Statement Effective Date, and unless the Act or this Agreement requires differently, this Agreement may be modified or amended upon the Super-Majority Vote of the Board of Governors or upon an affirmative vote of two-thirds (2/3) of the total Percentage of Membership Units represented at a meeting at which there is a quorum present. Upon the modification or amendment of this Agreement, the Board shall promptly execute such amendments or other documents as the Company deems appropriate to reflect such amendments under the law of the State of Minnesota.

            (b) "Super-Majority Vote" shall mean the affirmative vote of two-thirds (2/3) or more of the Board of Governors.

            (c) Beginning on the Registration Statement Effective Date, the Board of Governors may take action under (a) above to modify or amend this Agreement only if the modification or amendment does not adversely affect the rights of Members. If the modification or amendment would adversely affect Members' rights, then the modification or amendment must be approved by the holders of a majority (or such greater proportion as otherwise required in this Agreement) of the outstanding Membership Units.

      14.6 Waiver of Partition. Each of the Members of the Company irrevocably waives any right to maintain any action for partition with respect to the property of the Company.

      14.7 Company Property. The legal title to any real or personal property or interest therein now or hereafter acquired by the Company shall be owned, held or operated in the name of the Company, and no Member, individually, shall have any ownership interest in such property.

      14.8 Acceptance of Prior Acts by New Members. Each Person becoming a Member, by becoming a Member, ratifies all action duly taken by the Company, pursuant to the terms of this Agreement, prior to the date such person becomes a Member.

      14.9 Section Headings. The division of this Agreement into sections, subsections and exhibits is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

      14.10 Severability. In the event that one or more of the provisions contained in this Agreement or any portions thereof are unenforceable or are declared invalid for any reason whatsoever, such enforceability or invalidity shall not affect the enforceability or validity of the remaining terms or portions of this Agreement, and each such unenforceable or invalid portion hereof shall be severable from the remainder of this Agreement and the


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
remainder of this Agreement shall be interpreted as if such unenforceable or invalid provision or portion thereof had not been included as a part thereof.

      14.11 Agreement for Further Execution. At any time or times, upon the request of the Board, the Members agree to sign and swear to any certificate required by the Act, to sign and swear to any amendment to or cancellation of such certificate whenever such amendment or cancellation is required by law or by this Agreement, and to cause the filing of any of the same of record wherever such filing is required by law.

      14.12 Time. Time is an essential element to the performance of this Agreement by each Member.

      14.13 Copies Reliable and Admissible. This Agreement shall be considered to have been executed by a person if there exists a photocopy, facsimile copy, or a photocopy of a facsimile copy of an original hereof or of a counterpart hereof which has been signed by such person. Any photocopy, facsimile copy, or photocopy of facsimile copy of this Agreement or a counterpart hereof shall be admissible into evidence in any proceeding as though the same were an original.

      14.14 Entire Agreement. This Agreement is the sole operating agreement of the Company and constitutes the entire agreement among the parties; it supersedes any prior agreements or understandings among the parties, oral or written, all of which are hereby canceled.

      14.15 Gender. Whenever the context shall require each term stated in either the singular or plural shall include the singular and the plural, and the masculine or neuter pronouns shall include the masculine, the feminine and the neuter.

      14.16 No Waiver. No failure or delay on the part of any Member in exercising any rights under this Agreement, or in insisting on strict performance of any covenant or condition contained in this Agreement, shall operate as a waiver of any of such Member's rights hereunder.

      14.17 Submission to Jurisdiction. Each of the parties to this Agreement hereby submits to the jurisdiction of and agrees that suit will only be brought in the state (Yellow Medicine County) or federal court sitting in the State of Minnesota (the "Minnesota Court") in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby in any other court except as may be necessary to enforce any judgment or order of the Minnesota Court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

      14.18 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled, without posting a bond or other collateral, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the Minnesota Court, in addition to any other remedy to which it may be entitled at law or in equity.

      14.19 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      14.20 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

      IN WITNESS WHEREOF, the undersigned has hereunto affixed its signature.

                              GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

                              By
                                ----------------------------------------
                                    Paul Enstad, Chairman


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